SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CIGNA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CIGNA Corporation
Two Liberty Place, 17th floor
1601 Chestnut Street
Philadelphia, PA 19192-1550
March 24, 2006

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
CIGNA Corporation Shareholders:
The Annual Meeting of Shareholders will be held on Wednesday, April 26, 2006, at 3:30 p.m. at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions to The Gregg Conference Center are on the back of the attached proxy statement.
At the meeting, we will ask shareholders to:

1.	Elect two Directors for terms expiring in April 2009 (Item 1 on the proxy card);

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006 (Item 2 on the proxy card); and

3.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
CIGNA shareholders of record at the close of business on February 28, 2006, are entitled to notice of and to vote at the meeting and any adjournment thereof. Your vote is important, even if you do not own many shares. We urge you to mark, date, sign and return the enclosed proxy/voting instruction card or, if you prefer, to vote by telephone or by using the Internet.
Sincerely,
H. EDWARD HANWAY
Chairman and Chief Executive Officer
By order of the Board of Directors
CAROL J. WARD, Corporate Secretary

CIGNA CORPORATION
TWO LIBERTY PLACE
1601 CHESTNUT STREET
PHILADELPHIA, PA 19192

CIGNA CORPORATION
Two Liberty Place
1601 Chestnut Street
Philadelphia, Pa 19192
March 24, 2006
Proxy Statement
General Information About CIGNA Corporation’s Annual Meeting
When and where is the Annual Meeting?
The Annual Meeting will be held on Wednesday, April 26, 2006, at 3:30 p.m. at The Gregg Conference Center at The American College located at 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions are on the back of this proxy statement.
When will CIGNA begin mailing the proxy statement, proxy/voting instruction card and 2005 Annual Report to Shareholders?
On or about March 24, 2006.
Who is entitled to vote at the Annual Meeting?
Anyone who owns CIGNA common stock as of the close of business on February 28, 2006, the “record date,” is entitled to one vote per share owned. There were 121,593,839 shares of CIGNA common stock outstanding on that date.
Who is seeking authority to vote my shares and when?
CIGNA’s Board of Directors is sending you this proxy statement to solicit your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the April 26, 2006 meeting and at any adjournment (or continuation) of that meeting.
Proposals for a Shareholder Vote
What proposals are being presented for a shareholder vote at the Annual Meeting?
There are two proposals scheduled to be voted on at the Annual Meeting:

Item 1.	Election of Directors: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES, H. EDWARD HANWAY AND HAROLD A. WAGNER, TO BE DIRECTORS WITH TERMS EXPIRING APRIL 2009.

You can find information about the Board’s nominees, as well as information about CIGNA’s Board of Directors and its committees, Director compensation, and other related matters, beginning on page 8.

Item 2.	Ratification of Appointment of PricewaterhouseCoopers LLP: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2006.

You can find information about CIGNA’s relationship with PricewaterhouseCoopers LLP beginning on page 23.

What other matters may arise at the meeting?
We do not know of any other matters that will come before the shareholders during the Annual Meeting. The chairman of the meeting may refuse to allow presentation of a proposal or a nomination for the Board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted. The requirements for properly submitting proposals and nominations from the floor of the Annual Meeting for this year’s meeting were described in CIGNA’s 2005 Proxy Statement and are similar to those described on page 37 for next year’s meeting.
How will voting on other business be conducted?
If any other matters are properly presented for a vote, the people named as representatives will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
General Information About Voting
What constitutes a quorum and why do you need one?
In order to transact business at an annual meeting, we must have a “quorum,” or the presence of at least a prescribed number of voting shares. For this meeting, we need the holders of at least two-fifths of the issued and outstanding shares entitled to vote to either be represented by proxy or attend in person. If you attend the meeting or submit your proxy but abstain from voting, your shares will count toward a quorum.
What vote is required to approve each proposal?
Item 1.     The two nominees who receive a plurality (the greatest number) of “For” votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors on Item 1 will be elected as Directors. In the election of Directors, you can withhold your vote for any nominee. Because Directors are elected by a plurality, abstentions are not taken into account in determining the outcome of the election of directors.
Item 2.     The affirmative vote of a majority of the shareholders, present in person at the meeting or represented by proxy, entitled to vote on the subject matter, is required to ratify the appointment of independent auditors. On this proposal, you can “abstain.” If you “abstain,” your shares will be counted as present at the Annual Meeting for purposes of that proposal and your abstention will have the same effect as “against” votes on the ratification of appointment of independent auditors.
How do I vote if I hold shares as a record holder?
If you hold shares as a record holder, there are four ways that you can vote your shares.
1.     Over the Internet. Vote at http://www.proxyvoting.com/ci. The Internet voting system is available 24 hours a day until 11:59 p.m. E.D.T. on Tuesday, April 25, 2006. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.
2.     By telephone. Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. E.D.T. on Tuesday, April 25, 2006. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.
3.     By mail. Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before the polls close at the meeting. If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares for Items 1 and 2. If any other matters arise during the meeting that require a vote, the representatives will exercise their discretion.

4.     In person. Attend the Annual Meeting, or send a personal representative with an appropriate proxy, in order to vote.
Who can vote my shares if my shares are held in street name?
Many CIGNA shareholders own their shares in “street name,” which means that banks, brokers or other nominees are actually the record owners entitled to vote the shares under New York Stock Exchange rules. If you hold shares through such an institution, follow the voting instruction you receive from it. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker or other nominee who holds your shares and bring it to the meeting.
If you do not submit voting instructions to your bank, broker or other nominee, the institution may still be permitted to vote your shares. It will have discretionary authority to vote on Item 1 — Election of Directors, and Item 2 — Ratification of Appointment of PricewaterhouseCoopers LLP, as described in this proxy statement, which means that your bank, broker or other nominee can vote your “street name” shares on Items 1 and 2 even if you do not give specific voting instructions.
How do I vote at the Annual Meeting if a bank, broker, or other nominee holds my shares?
If you want to vote shares of CIGNA stock that you hold in “street name” at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy in order to vote at the meeting.
What are the requirements for confidential voting?
If you want your vote to be confidential, you must indicate that when you submit your proxy. If you choose confidential voting, your votes can be revealed to CIGNA only in limited circumstances, such as to meet a legal requirement or in contested Board elections.
How do I revoke my proxy or change my voting instructions?
There are four ways that you can revoke your proxy or change your voting instructions.

1. Enter new instructions on either the telephone or Internet voting system before 11:59 p.m. E.D.T. on Tuesday, April 25, 2006.

2. Submit a new proxy card bearing a date later than your last vote. We must receive your new proxy card before the Annual Meeting begins.

3. Write to the Corporate Secretary, Carol J. Ward, at the address given for CIGNA Corporation in the meeting notice on the cover of this proxy statement. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. She must receive your letter before the Annual Meeting begins.

4. Attend the Annual Meeting and vote in person (or by personal representative with an appropriate proxy).
How do I vote if my CIGNA shares are held by Mellon Investor Services in my Employee Stock Account?
Employee Stock Accounts maintained by Mellon Investor Services hold restricted stock that has not yet vested, restricted stock that has vested and shares acquired through an option exercise. If you have these kinds of shares, you should follow the rules on page 4 for voting shares held as a record holder. Your proxy card covers all the shares held by Mellon Investor Services in your Employee Stock Account. You may vote those shares over the Internet, by telephone, by mail or in person.

What do I do if I have money in the CIGNA Stock Fund of the CIGNA or Intracorp 401(k) plans?
If you have money invested in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan, you do not actually own shares of CIGNA stock. The plan trustees do. Under the plans, however, you have pass-through voting rights based on your interest — the amount of money you have invested — in the CIGNA Stock Fund. You may exercise pass-through voting rights in almost the same way that shareholders may vote their shares, but you have an earlier deadline. If your voting instructions are received by 11:59 p.m. E.D.T. on April 21, 2006 at Mellon Investor Services, the trustee will submit a proxy that reflects your instructions. You may not vote in person at the Annual Meeting.
If you have money invested in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan and you do not give voting instructions (or give them late), the trustees will vote your interest in the CIGNA Stock Fund of the CIGNA 401(k) or the Intracorp 401(k) Plan as instructed by a management advisory committee.
You may send your instructions to Mellon Investor Services by using the mail (proxy/voting instruction card), telephone or Internet methods described on the proxy/voting instruction card. Your voting instructions will be kept confidential under the terms of the plans. You may not vote in person at the Annual Meeting.
Who is the Inspector of Election?
IVS Associates has been appointed Inspector of Election for the Annual Meeting. The Inspector will determine the number of shares outstanding and voting power of each, the shares represented at the Annual Meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.
How do I find out the Annual Meeting voting results?
The final voting results of the Annual Meeting will be published in CIGNA’s second quarter 2006 quarterly report on Form 10-Q. It will be available on CIGNA’s website the first half of August 2006.
Who will bear the cost of soliciting votes for the Annual Meeting?
CIGNA will bear the cost of soliciting your proxy (except that you will pay certain expenses for Internet access if you choose to access these proxy materials over the Internet). We will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their related out-of-pocket expenses. In addition, we have engaged Georgeson Shareholder Communications, Inc. to assist in soliciting proxies. Georgeson will receive a fee of approximately $15,000 and be reimbursed for reasonable out-of-pocket expenses associated with this work.
Proxies will be solicited personally, through the mail, by telephone, by facsimile or via the Internet. Directors, officers, employees and agents of CIGNA or its subsidiaries may assist in solicitation efforts.
What is householding?
If you and other residents at your mailing address own shares of CIGNA stock in “street name,” your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Your broker or bank will send one copy of our annual report and proxy statement to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card. Householding benefits both you and CIGNA because it reduces the volume of duplicate information received at your household and helps CIGNA reduce expenses.

If you would like to receive your own set of CIGNA’s future annual reports and proxy statements, or if you share an address with another CIGNA shareholder and together both of you would like to receive only a single set of CIGNA annual disclosure documents, please contact ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call them at 800.542.1061. Be sure to indicate your name, the name of your brokerage firm or bank, and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.
If you did not receive an individual copy of this year’s proxy statement or our annual report, we will send a copy to you if you address a written request to CIGNA Corporation, Shareholder Services, 1601 Chestnut Street, TL17, Philadelphia, PA 19192 or call 215.761.3516.
How can I obtain a copy of CIGNA’s 10-K?
You can obtain a copy of our 2005 Annual Report on Form 10-K by:

•	accessing CIGNA’s internet site at http://www.cigna.com/general/about/investor/release/10k20051231.html; or

•	writing to CIGNA Corporation, Shareholder Services, 1601 Chestnut Street, TL17, Philadelphia, PA 19192.
You can also obtain a copy of CIGNA’s Form 10-K and other periodic filings with the Securities and Exchange Commission from the SEC’s EDGAR database at www.sec.gov.

Information About Item 1: Election of Directors
The Board determined that two Directors will be elected at the 2006 Annual Meeting of shareholders and set the size of the Board at ten, coincident with the Annual Meeting. The Board nominated two incumbent Directors, H. Edward Hanway and Harold A. Wagner to stand for election for terms ending April 2009, as indicated below. All nominees have consented to serve, and the Board does not know of any reason why any would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute, proxies that would have been cast for the original nominee will be cast for the substitute nominee.
The Board has determined that non-employee Directors shall retire no later than the Annual Meeting of shareholders following their seventy-second birthday. Consistent with this policy, Dr. Louis W. Sullivan, M.D., an incumbent Director, will retire from the Board at the 2006 Annual Meeting and Harold A. Wagner, a nominee, will retire from the Board at the 2008 Annual Meeting.
The Board of Directors’ Nominees for Terms to Expire in April 2009

H.	Edward Hanway
Ed Hanway, 54, has been a Director of CIGNA Corporation since 1999. He has been Chairman of the Board of CIGNA Corporation since December 2000, Chief Executive Officer since January 2000, President since January 1999 and Chief Operating Officer from January 1999 until January 2000. Mr. Hanway served as President of CIGNA HealthCare from 1996 until 1999 and President of CIGNA International from 1989 until 1996. He has been associated with CIGNA since 1978. Mr. Hanway also serves as Chairman of CIGNA’s Executive Committee.
Harold A. Wagner
Hap Wagner, 70, has been a Director of CIGNA Corporation since 1997. He has been Non-Executive Chairman of Agere Systems Inc. (a provider of communications components) since 2001. Mr. Wagner served as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. (a supplier of industrial gases and related equipment and selected chemicals) from 1992 to 2000 and as its President from 1992 to 1998. He is also a Director of Paccar Inc., United Technologies Corporation and Maersk Inc., a subsidiary of A.P. Moller. Mr. Wagner serves as Chairman of CIGNA’s People Resources Committee and as a member of the Finance Committee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ABOVE NOMINEES.
Directors Who Will Continue in Office
Robert H. Campbell
Bob Campbell, 68, has been a Director of CIGNA Corporation since 1992. His current term expires in April 2007. Mr. Campbell was Chairman of Sunoco, Inc. (a domestic refiner and marketer of petroleum products) from 1992 until 2000, Chief Executive Officer from 1991 until 2000 and President from 1991 until 1996. He is also a Director of Hershey Foods Corporation and Vical, Inc. Mr. Campbell serves as Chairman of CIGNA’s Audit Committee and as a member of the Corporate Governance Committee.
Isaiah Harris, Jr.
Ike Harris, 53, has been a Director of CIGNA Corporation since July 1, 2005. His current term expires in April 2007. Mr. Harris has been President, BellSouth Advertising and Publishing Group (communications services) since January 2005, President, BellSouth Enterprises, Inc. from January 2004 until January 2005, President, BellSouth Consumer Services and Customer Markets Group from September 2000 until January 2004 and Corporate Vice President, Finance, Bell South Corporation from January 2000 until

September 2000. He is also a Director of Deluxe Corporation. Mr. Harris serves as a member of CIGNA’s Corporate Governance and People Resources Committees.
Jane E. Henney, M.D.
Jane Henney, 58, has been a Director of CIGNA Corporation since 2004. Her current term expires in April 2007. Dr. Henney has been Senior Vice President and Provost, Health Affairs at University of Cincinnati Academic Health Center (an educational institution) since July 2003. Dr. Henney was Senior Scholar at the Association of Academic Health Centers from 2001 until June 2003 and Commissioner of the U.S. Food & Drug Administration from 1998 until January 2001. She is also a Director of AmerisourceBergen Corporation and AstraZeneca PLC. Dr. Henney serves as a member of CIGNA’s Audit and Corporate Governance Committees.
Peter N. Larson
Peter Larson, 66, has been a Director of CIGNA Corporation since 1997. His current term expires in April 2008. Mr. Larson was Chairman and Chief Executive Officer of Brunswick Corporation (a producer of recreational consumer products) from 1995 until 2000. He also served as an executive officer and Director of Johnson & Johnson (a health care product manufacturer) from 1991 until 1995. Mr. Larson serves as the Chairman of CIGNA’s Finance Committee and as a member of the Audit Committee.
Roman Martinez IV
Roman Martinez IV, 58, has been a Director of CIGNA Corporation since July 1, 2005. His current term expires in April 2008. Mr. Martinez has been a private investor since 2003. Previously he was a Managing Director of Lehman Brothers Inc. (investment banking), where he was employed, including its predecessor firm, from 1971 until 2003. He is also a Director of Alliant Techsystems, Inc. Mr. Martinez serves as a member of CIGNA’s Audit and Finance Committees.
Carol Cox Wait
Carol Cox Wait, 63, has been a Director of CIGNA Corporation since 1995. Her current term expires in April 2008. Ms. Wait has been President of Boggs, Atkinson, Inc. (a real estate company) since 2003. She was a Director, President and Chief Executive Officer of the Committee for a Responsible Federal Budget (a bi-partisan, educational, non-profit organization) from 1981 until 2003. She was President of Carol Cox and Associates (a consulting firm) from 1984 until 2003. Ms. Wait serves as Chairman of CIGNA’s Corporate Governance Committee and as a member of the Audit Committee.
Donna F. Zarcone
Donna Zarcone, 48, has been a Director of CIGNA Corporation since 2005. Her current term expires in April 2007. Ms. Zarcone has served as President and Chief Operating Officer of Harley-Davidson Financial Services, Inc. (a provider of wholesale and retail financing, insurance and credit card programs to Harley-Davidson dealers and riders in the United States, Canada and select European countries), a wholly owned subsidiary of Harley-Davidson, Inc. since 1998. She is also a member of the Board of Managers of Wrightwood Capital, a privately held company. Ms. Zarcone, a Certified Public Accountant, serves as a member of CIGNA’s Audit and Finance Committees and is CIGNA’s designated Audit Committee Financial Expert.
William D. Zollars
William Zollars, 58, has been a Director of CIGNA Corporation since 2005. His current term expires in April 2008. Mr. Zollars has served as Chairman, President and Chief Executive Officer of YRC Worldwide Inc. (formerly Yellow Roadway Corporation) (a holding company whose subsidiaries provide regional, national and international transportation and related services) since 1999. He is also a Director of

ProLogis Trust and Cerner Corporation. Mr. Zollars serves as a member of CIGNA’s People Resources and Finance Committees.

Acknowledgement of Retiring Director
Louis W. Sullivan, 72, has been a Director of CIGNA Corporation since 1993. Dr. Sullivan will retire coincident with the 2006 Annual Meeting on April 26, 2006. He has been President Emeritus of Morehouse School of Medicine since June 2002. Dr. Sullivan served as President of Morehouse School of Medicine from 1981 until 2002, except from 1989 until 1993, when he served as the United States Secretary of Health and Human Services. Dr. Sullivan currently serves as a member of CIGNA’s People Resources Committee and Corporate Governance Committee. The Board of Directors would like to acknowledge and thank Dr. Sullivan for his service on the Board of Directors.
Acknowledgement of Former Director
Marilyn Ware served as a Director of CIGNA Corporation from 1993 to November 2005. Ms. Ware was nominated by the President of the United States of America to the position of, and has been confirmed by the United States Senate as, Ambassador Extraordinary and Plenipotentiary of the United States of America to the Republic of Finland. She resigned from the Board on November 1, 2005. Ms. Ware served as Chairman of American Water Works (a water utility holding company) from 1988 until 2003. The Board of Directors would like to acknowledge and thank Ms. Ware for her service on the Board of Directors.

Retained Third-Party Director Search Firm
The Corporate Governance Committee retained SpencerStuart, a third party search firm, to assist the Committee in identifying and evaluating candidates for Board membership who best match CIGNA’s Director Recruitment Criteria and would best be able to carry out the “Responsibilities of CIGNA Corporation Directors.” SpencerStuart recommended and facilitated recruitment of Isaiah Harris, Jr. and Roman Martinez IV.

CIGNA Corporation’s Corporate Governance Policies
CIGNA’s corporate governance policies, Board Practices, Committee Charters and Code of Ethics and Compliance Policies are posted at http://www.cigna.com/general/about/governance/index.html. They also are available in print to any shareholder who writes to the Corporate Secretary, CIGNA Corporation, Two Liberty Place, 1601 Chestnut Street, Philadelphia, PA 19192.

•	CIGNA Corporation’s Standards of Director Independence are specified in the Company’s Board Practices below.

•	The Audit Committee’s Charter was revised and adopted effective as of January 25, 2006. It is attached to this Proxy Statement as Appendix A.

•	The CIGNA Corporation Code of Ethics and Compliance Policies apply to directors, officers, employees and agents of CIGNA Corporation and its subsidiaries.

CIGNA Corporation Board Practices

Organizing the CIGNA Corporation Board of Directors’ work is an inherently dynamic process. The Board and Committees periodically review their practices with the goal of increasing their effectiveness, and thereby maximizing shareholder value. Over the years, the Board and Committees have regularly modified their practices. The following are the current practices:

Board Structure and Composition

CIGNA Corporation’s By-laws allow for a Board of eight to sixteen members. The Board and its Corporate Governance Committee each periodically consider the appropriate size of the Board. There is a strong commitment to a Board composed principally of independent, non-employee Directors. CIGNA Corporation has never had more than two employee Directors.

Independence

To be considered independent under the New York Stock Exchange, Inc. rules, the Board must determine that a Director has no material relationship with CIGNA (either directly or as a partner, shareholder or officer of an organization that has a relationship with CIGNA). The Board has established these guidelines to assist it in determining Director independence.

(a) A CIGNA Director is not independent if:

(i)	The Director is, or has been within the last three years, an employee of CIGNA, or an immediate family member is, or has been within the last three years, an executive officer of CIGNA.

(ii)	The Director has received, or has an immediate family member who has received (other than in a non-executive officer employee capacity), during any twelve-month period within the last three years, more than $100,000 in direct compensation from CIGNA, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)	The Director is a current partner or employee, or an immediate family member is a current partner, of CIGNA’s internal or external auditor.

(iv)	The Director has an immediate family member who is a current employee of CIGNA’s internal or external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice.

(v)	The Director or an immediate family member was within the last three years (but is no longer) a partner or employee of CIGNA’s internal or external auditor and personally worked on CIGNA’s audit within that time.

(vi)	The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of CIGNA’s present executives at the same time serves or served on that company’s compensation committee.

(vii)	The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, CIGNA for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of the other company’s consolidated gross revenue.

(b)	In addition, the following commercial or charitable relationships during the past year will not be considered to be material relationships that would impair a Director’s independence:

(i)	if a Director is an executive officer of another company in which CIGNA owns a common stock interest, and the amount of the common stock interest is less than five percent of the total shareholders’ equity of the company he or she serves as an executive officer; and

(ii)	if a Director, his/her spouse or anyone (other than domestic employees) sharing the home of a CIGNA Director serves as an executive officer, director or trustee (or equivalent) of a charitable organization, and CIGNA’s discretionary charitable contributions to the organization during the past year are less than the greater of $100,000 or two percent of that organization’s annual gross revenue. (CIGNA’s automatic matching of employee charitable contributions will not be included in the amount of CIGNA’s contributions for this purpose.)

In addition, a commercial relationship in which a Director is an executive officer of another company that owns a common stock interest in CIGNA will not be considered to be a material relationship which would impair a Director’s independence.

(c)	For relationships outside the safe-harbor guidelines in (b) above, the determinations of whether the relationship is material or not, and therefore whether the Director would be independent or not, shall be made by the Directors who satisfy the independence guidelines set forth in (a) and (b) above. CIGNA would explain in its proxy statement the basis for any Board determination that a relationship was immaterial, despite the fact that it did not meet the safe-harbor for immateriality set forth in subsection (b) above.

Director Responsibilities

The Corporate Governance Committee is responsible for advising the Board with respect to the Board’s membership. In fulfilling that responsibility, the Committee develops and the Board approves the “Responsibilities of CIGNA Corporation Directors.” Those responsibilities are:

•	Independence and integrity;

•	Good understanding of CIGNA’s businesses;

•	Understanding the importance of representing the total shareholder constituency and increasing shareholder value;

•	Active, objective and constructive participation at Board and Committee meetings;

•	Review and understanding of advance briefing materials;

•	Sharing one’s expertise, experience, knowledge and insights as they relate to the matters before the Board;

•	Advancing CIGNA’s purposes and reputation;

•	Effectively contributing to management evaluation and succession planning;

•	Availability to the Chief Executive Officer for consultation; and

•	Regular attendance.

Director Selection and Board Membership

Beyond the “Responsibilities,” the Corporate Governance Committee, in consultation with the Board, develops more specific Director Recruitment Criteria to guide Director searches. The criteria are as follows:

•	Directors should represent all shareholders.

•	Directors must be free of conflicts of interest.

•	Directors must possess good judgment and the ability to analyze complex business and public issues.

•	Directors must have demonstrated a high degree of achievement in their respective fields.

•	Diversity, in its many forms, is actively pursued.

•	Governing CIGNA Corporation effectively requires a wide range of capabilities and professional attributes, among them:

•	Financial acumen;

•	Insight into the process of developing and delivering high-quality products and services that respond directly to customer needs and expectations;

•	Familiarity with channels of distribution;

•	Awareness of consumer market trends;

•	Insight into government relationships and processes;

•	Familiarity with processes for developing and implementing effective human resources policies and practices; and

•	Familiarity with the challenges of operating businesses in the international marketplace.

The Corporate Governance Committee and Board strive to ensure that the Board comprises individuals with these capabilities and professional attributes.

The Corporate Governance Committee is responsible for reviewing, advising and reporting to the Board regarding the Board’s membership and Director selection. In that capacity, the Committee welcomes shareholder suggestions for Board nominees. Shareholders desiring the Committee to consider their suggestions for Board nominees should submit their suggestions together with appropriate biographical information and qualifications to the Committee. Correspondence may be addressed to CIGNA Corporation, Corporate Secretary, 1601 Chestnut Street, TL17, Philadelphia, Pennsylvania, 19192. The Corporate Governance Committee generally considers nominees in October for the following Annual Meeting.

Accordingly, suggestions for Board nominees should be submitted by October 1st to ensure consideration at the following Annual Meeting. Shareholder suggestions for Board nominees are evaluated using the same criteria described above.

The chairman of the Corporate Governance Committee (or another Director designated by the chairman of the Corporate Governance Committee) interviews Director candidates prior to the Committee making its recommendation that the Board:

•	elect the candidate in the case of a Director vacancy; or

•	nominate the candidate for election by the shareholders.

The Board requires that any Director discontinuing the principal position that prevailed at the time of the Director’s election to the Board give notice and an offer of resignation to the Corporate Governance Committee.

Directors must consult with the Chairman and Chief Executive Officer prior to accepting additional for-profit directorships. Directors must consult with the Chairman and Chief Executive Officer prior to accepting more than three public company audit committee memberships.

Under ordinary circumstances, the Chief Executive Officer will leave the Board when he/she retires as a CIGNA employee.

Directors shall retire no later than the Annual Meeting of shareholders following their seventy-second birthday.

Committee Structure and Composition

The Corporate Governance Committee is responsible for ensuring the appropriateness and effectiveness of the Board’s committee structure. Annually, the Corporate Governance Committee reviews committee assignments. In consultation with the Chairman of the Board, it recommends (for action by the full Board) committee assignments for Directors, in line with Board needs and individual strengths. Directors generally serve on a working committee for about five years before rotating.

The Executive Committee has authority to manage CIGNA’s business between regular Board meetings. However, it is not intended to be a working committee and meets infrequently.

There currently are four working committees of the Board: Audit, Corporate Governance, Finance, and People Resources. The four working committees consist of Directors who meet the New York Stock Exchange’s standards for “independence.” In addition, Audit Committee members meet the Securities and Exchange Commission’s standards for “independence.” At least one Audit Committee member will be an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

The Board has, at various times, created ad hoc committees to focus on particular issues.

Summary of committee responsibilities: (Note: A current copy of the committee charters are posted on the Company’s website at http://www.cigna.com/general/about/governance/committee.html).

•	The Audit Committee is responsible for representing and assisting the Board in fulfilling its oversight responsibilities regarding the adequacy of internal controls, integrity of financial statements, compliance with legal requirements and adherence to ethical standards. It is also responsible for qualification and independence of, appointing, compensating, overseeing the work of and removing CIGNA Corporation’s independent auditors.

•	The Corporate Governance Committee is responsible for reviewing, advising, and reporting to the Board regarding the Board’s membership, structure, organization, governance practices, and performance as well as Director selection and compensation.

•	The Finance Committee is responsible for overseeing and advising the Board regarding the Corporation’s capital structure and use, long-term financial objectives and progress against those objectives, and investments.

•	The People Resources Committee is responsible for overseeing the policies and processes for people development, including the succession plan for the principal executive officers. In fulfilling that responsibility, the Committee conducts an annual management development and succession plan review. The Committee reports to the Board on this review. This Committee also evaluates the Chief Executive Officer annually and shares its assessment with the Board when reporting on compensation actions for the Chief Executive Officer. The Committee’s evaluation and report to the Board are done in the absence of the Chief Executive Officer. The results of the evaluation are shared with the Chief Executive Officer. The Committee also reviews and approves executive compensation plans and equity-based plans, subject to applicable Board and shareholder approvals.

Committee chairs regularly report to the full Board on Committee proceedings and actions.

Agenda, Materials, Education & Resources

The Board meeting schedule and agenda are developed with direct input from Directors. The duration of each meeting varies as business needs dictate.

Briefing materials generally are distributed at least a full week in advance of the Board and Committee meetings. The briefing materials include regular reviews of operating results, competitive performance, performance against plan and background information for the presentations and discussions to occur at the upcoming meetings.

New Directors participate in an orientation program. They meet with the Chief Executive Officer and staff officers at the time they join the Board. Upon election to a committee, they meet with that committee’s staff officer and are provided with more committee-specific training/reading.

The Board and committees regularly devote time to continuing Director education.

Directors are encouraged to attend continuing education courses.

The Board and its committees are able to access and retain appropriate independent advisors.

Periodically, Board meetings are devoted primarily to strategy issues.

Performance Evaluation

The Board regularly discusses its performance, and annually conducts a self-assessment. On an ongoing basis, Directors offer suggestions and alternatives intended to further improve Board performance.

Annually, each working committee reviews its performance and the adequacy of its written charter. Then, in consultation with the committee’s staff officer, it agrees upon a meeting schedule (including frequency and length of meetings) and tentative agenda for the upcoming year. Agenda items are added and deleted during the course of the year at the members’ request and as business developments warrant.

The Corporate Governance Committee reviews the performance of each Director annually — and always in advance of making a determination as to whether the Committee should recommend the Director’s renomination to the Board.

The Chairman conducts “exit” interviews with Directors at the conclusion of their service.

Senior Management and the Board

Over the years, the CIGNA Corporation Board has modified the roles and responsibilities of CIGNA’s top officers, utilizing in varying combinations and configurations the offices of Chairman, Chief Executive Officer, Co-Chairman, Vice Chairman, Chief Operating Officer and President as circumstances required. The Board is responsible for electing people to fill these positions.

Each committee is assigned a member of senior management to act as a staff officer. The staff officers attend the committee meetings and Board meetings. This gives Directors a range of contact people within the Company with whom they are familiar.

Several members of the Chief Executive Officer’s staff regularly attend Board meetings. Others attend when making presentations. In between meetings and at their discretion, Directors are free to contact members of management.

The Board has established a process to identify the next Chief Executive Officer. The Board has established “desired characteristics” for the Chief Executive Officer position, essentially to guide the succession planning process and management development programs.

Executive Sessions

The Board meets in Executive Session at the beginning of most Board meetings. An Executive Session without management is scheduled at the conclusion of most Board meetings. At least twice a year, the Board meets in extended Executive Session without the Chief Executive Officer. Generally, the appropriate committee chairperson leads the discussion in regularly scheduled Executive Sessions at which the Chief Executive Officer is not present.

Director Compensation

The Corporate Governance Committee reviews the non-employee Director compensation program annually with respect to competitiveness and appropriateness of compensation levels and program design. The Committee then makes recommendations to the Board for action.

Compensation paid by peers representing CIGNA’s core business competitors should be among the data considered in establishing compensation levels for CIGNA Directors.

Stock-based compensation has been and is an important component of the non-employee Director compensation program. Stock-based compensation is designed to promote stock ownership and align Director interests with those of shareholders.

Annually, Directors receive a significant part of their compensation in hypothetical stock units which they are required to hold for the duration of their service on the Board. Consequently, a Director should own in excess of $250,000 worth of shares of the Corporation’s common stock directly or as hypothetical stock units within three years of election to the Board.

No non-employee Director is paid consulting, advisory or other fees in addition to the compensation paid pursuant to the non-employee Director compensation program.

Communications

In general, management speaks for the Corporation. Inquiries from reporters, shareholders or others are referred to management for response.

The Board maintains an address for receipt of shareholder and interested party communications. Shareholders and interested parties may contact the Board of Directors, all of the non-employee Directors or specified individual Directors by writing to them at: Director Access Address, Attn: Office of the Corporate Secretary, 1601 Chestnut Street, TL17, Philadelphia, PA 19192. All communications other than routine commercial solicitations will be compiled by the Corporate Secretary and periodically submitted to the Board or individual Directors. The Corporate Secretary will also promptly advise the appropriate member of management of any concerns relating to products or services.

Shareholder Affairs

The Board encourages Directors’ attendance at the Annual Meeting of Shareholders.

CIGNA is currently a party to a Shareholder Rights Agreement. Following the August 4, 2007 expiration of the current Shareholder Rights Agreement, the Board will not adopt a new Shareholder Rights Agreement without first seeking shareholder approval, unless the Board determines that adoption of a Shareholder Rights Agreement without prior shareholder approval is in the best interest of CIGNA shareholders.

Board of Directors and Committee Meetings, Membership, Attendance and Independence
The full Board held eight meetings during 2005 and acted by unanimous consent once.
The Board has five committees: Audit, Corporate Governance, Executive, Finance and People Resources. A summary description of each committee’s responsibilities can be found in Board Practices on page 11 of this Proxy Statement. The following table shows the current members of each committee and the number of meetings held during 2005.

Committee Membership and Meetings Held During 2005

		Corporate			People
Name	Audit	Governance	Executive	Finance	Resources

R. H. Campbell	C	M	M

H. E. Hanway			C

I. Harris		M			M

J. E. Henney, M.D.	M	M

P. N. Larson	M		M	C

R. Martinez	M			M

L. W. Sullivan, M.D.		M			M

H. A. Wagner			M	M	C

C. C. Wait	M	C	M

D. F. Zarcone	M			M

W. D. Zollars				M	M

2005 meetings	11	8	—	6	6
C = Chair                     M = Member
During 2005, Board and committee attendance averaged 96% for the Board as a whole. Each incumbent Director attended at least 84% of the combined total meetings of the Board and committees on which he or she served during 2005. The Board encourages Directors to attend the Annual Meeting of Shareholders. Six Directors, including Jane E. Henney, M.D., Peter N. Larson, Harold A. Wagner, Carol Cox Wait, Marilyn Ware, and Donna F. Zarcone, attended the 2005 Annual Meeting of Shareholders.
As disclosed in the Board Practices section of this proxy statement, CIGNA’s Board has adopted categorical director independence standards that meet or exceed the independence standards specified in the listing standards of the New York Stock Exchange and other applicable standards of independence. Based on its review, the Board affirmatively determined that each member of the Audit Committee, Corporate Governance Committee, Finance Committee and People Resources Committee is an independent Director under the listing standards of the New York Stock Exchange.
In applying these standards, the Board considered that:

•	From time to time during the past three years, CIGNA and its subsidiaries engaged in business transactions with other corporations or organizations which have executive officers or directors who also serve as CIGNA Directors. In each case, the amount paid to or received from these companies in each of the last three years did not approach the greater of 2% of total revenue or $1 million threshold as described in CIGNA’s Director independence standards — and in all cases was less than 1% of total revenue.

•	CIGNA and its subsidiaries have made charitable contributions to non-profit organizations on whose boards certain CIGNA Directors serve as a director or a trustee. In each case, the charitable contribution made to the non-profit organizations during 2005 did not exceed $100,000 with most contributions being in the range of $1,500 to $10,000.

•	During 2005, CIGNA owned common stock interests in companies for which CIGNA Directors serve as executive officers. In each case, CIGNA’s largest holding during the year was below one percent (1%) of total shareholder’s equity of these companies.
Following such consideration, the Board affirmatively determined that all of the Directors and Director nominees, except Mr. Hanway, are independent, having no material relationship with CIGNA Corporation either directly or as a partner, shareholder or officer of an organization that has a relationship with CIGNA. The Board determined that CIGNA’s Independent Directors are Robert H. Campbell, Isaiah Harris, Jr., Jane E. Henney, M.D., Peter N. Larson, Roman Martinez IV, Louis W. Sullivan, M.D., Harold A. Wagner, Carol Cox Wait, Donna F. Zarcone and William D. Zollars.
All Audit Committee members (see chart above) have significant experience with financial reporting and internal control matters. All members of the Committee are “financially literate.” Donna Zarcone is CIGNA’s designated “audit committee financial expert” for purposes of compliance with SEC rules.
Certain Transactions
As discussed above, during 2005, CIGNA and its subsidiaries engaged in various business transactions with other corporations whose executive officers are also CIGNA Directors. Management believes that these transactions were in the ordinary course of business and on terms as favorable as CIGNA would have received from unaffiliated persons or organizations. Similar transactions will likely occur in varying amounts during 2006.
In 2005, CIGNA paid approximately $91,000 in legal fees to the law firm of Davis & Harman, LLP. A member of Davis & Harman, LLP is the spouse of Judith E. Soltz, Executive Vice President and General Counsel of CIGNA.
From time to time, CIGNA may have employees who are related to our executive officers. A CIGNA employee since 2002, Chester Bell, Mr. Michael Bell’s brother, was a Sales Representative for CIGNA Group Insurance during 2005. He earned $98,910 in base salary and commissions. A CIGNA employee since 1994, Mr. Scott Storrer’s wife, Kathleen Storrer, was a Marketing Product Senior Specialist for CIGNA Group Insurance Product Development and Management during 2005. She earned $127,983 in base salary, stock compensation, and bonus. Both Mr. Bell and Mrs. Storrer participate in employee benefit plans and programs generally made available to employees of similar responsibility levels and their compensation is commensurate with their peers’. Neither was hired by or reports to their relative.

Stock Held by Directors, Nominees and Executive Officers

			Shares
			Acquirable
			within						Total
			60 days of	Holdings in					Common
			January 31,	CIGNA			Common	Common	Stock
	Wholly-		2006 by	Stock			Stock	Stock	and
	owned	Restricted	Exercising	Funds of	Total		Equivalents	Equivalents	Common
	Common	Common	Stock	401(k)	Common	Percent	Payable	Payable	Stock
Name	Stock	Stock	Options	Plans	Stock	of Class	in Stock	in Cash	Equivalents

Directors and Nominees

Robert H. Campbell	5,917	—	—	—	5,917	*	—	14,497	20,414

H. Edward Hanway	203,916	24,445	993,398	390	1,222,149	1.0%	368,828	—	1,590,977

Isaiah Harris, Jr.	—	—	—	—	—	*	—	4,717	4,717

Jane E. Henney, M.D.	—	—	—	—	—	*	—	6,605	6,605

Peter N. Larson	2,000	4,500	—	—	6,500	*	—	12,759	19,259

Roman Martinez IV	750[1]	—	—	—	750	*	—	4,717	5,467

Louis W. Sullivan, M.D.[2]	7,107	—	—	—	7,107	*	—	10,941	18,048

Harold A. Wagner	4,522	4,500	—	—	9,022	*	—	10,772	19,794

Carol Cox Wait	5,297	—	—	—	5,297	*	—	10,022	15,319

Donna F. Zarcone	—	—	—	—	—	*	—	5,423	5,423

William D. Zollars	—	—	—	—	—	*	—	5,785	5,785

Named Executive Officers

Michael W. Bell	3,160	6,000	175,450	2,272	186,882	*	31,670	—	218,552

David M. Cordani	3,746	8,112	40,833	366	53,057	*	—	3,821	56,878

Judith E. Soltz	12,571	3,500	131,174	348	147,593	*	31,670	—	179,263

John M. Murabito	—	6,025	48,694	271	54,990	*	10,382	—	65,372

All Directors, Nominees and Executive Officers as a group including those named above (18 persons)	258,704	73,577	1,461,976	4,912	1,799,169 [3]	1.5%	443,214	90,059	2,332,442

*	Less than 1.0%
1 Held in a trust for the benefit of Mr. Martinez of which Mr. Martinez’s spouse is the trustee. Mr. Martinez is deemed to beneficially own these shares.
2 Dr. Sullivan is not standing for re-election as a Director at the Annual Meeting.
3 Includes 79 shares of restricted common stock, 655 shares acquirable within 60 days of January 31, 2006 by exercising stock options, and 505 shares of CIGNA Stock Fund 401(k) holdings beneficially owned by the spouse of one of the unnamed Executive Officers.
The above table shows as of January 31, 2006:

•	how much CIGNA common stock each Director, Nominee, and Executive Officer named in the Summary Compensation Table (named executive officers) owns, either directly or “beneficially;”

•	how much CIGNA common stock the Directors, Nominees and Executive Officers own as a group, either directly or “beneficially;”

•	shares of restricted common stock held by Directors, Nominees and Executive Officers;

•	shares of common stock Directors, Nominees and Executive Officers have the option to buy within 60 days of January 31, 2006;

•	the number of “common stock equivalents payable in stock” that have accumulated under deferred compensation arrangements; and

•	the number of “common stock equivalents payable in cash” that have accumulated under deferred compensation arrangements.

—	Stock is owned “beneficially” by the person who exercises voting or investment power over the security, even if another person is the record owner.

—	“Common stock equivalents” track the economic performance of CIGNA common stock but do not carry voting rights or investment power under the rules that define beneficial ownership.
Additional Information About Stock Held by Directors and Executive Officers
Directors, nominees, and Executive Officers as a group beneficially own approximately 1.5% of the outstanding common stock. These beneficial ownership percentages do not include any common stock equivalents and are based on 121,068,391 shares of common stock outstanding on January 31, 2006.
On January 31, 2006, the CIGNA Stock Funds of CIGNA’s two 401(k) plans for employees held a total of 3,295,727 shares, or approximately 2.7% of the outstanding common stock on that date. A CIGNA management advisory committee determines how the shares held in the CIGNA Stock Fund will be voted only to the extent the plan’s individual participants do not give voting instructions.
The Directors and Executive Officers control the voting and investment of all shares of common stock they own beneficially, except as described above.
2005 Non-Employee Director Compensation
This table describes the annual retainers and credit to Restricted Deferred Compensation Account paid to Non-Employee Directors during 2005. No meeting fees were paid.

			Payment or
	Annual		Deferral
Position	Amount	Additional Information	Frequency

Board Member Retainer	$50,000	At least $25,000 of the annual Board retainer was paid in CIGNA common stock equivalents, which provide deferred cash compensation, credited with rates of return that track the economic performance of CIGNA common stock.	Quarterly

Non-Chair Committee Member Retainer	$10,000	Members of the Executive Committee did not receive this retainer.	Quarterly

Committee Chair Retainer	$15,000	The Chair of the Executive Committee did not receive this retainer.	Quarterly

Board Member Annual Credit to Restricted Deferred Compensation Account	$61,000	Each Director serving immediately following the Annual Meeting of Shareholders was entitled to an annual credit to a Restricted Deferred Compensation Account under the Deferred Compensation Plan for Directors of CIGNA Corporation. This amount was credited in restricted common stock equivalents. It is payable in cash at death or conclusion of Board service.	Annually

This table lists annual retainers, annual credits and restricted common stock equivalents granted in 2005 for each current Non-Employee Director. These amounts were pro-rated as appropriate to reflect tenure and changes in position.

				Additional Grant of
				Restricted Common Stock
		Committee		Equivalents (# of units
Director Name	Board Retainer	Retainers	Annual Credit	granted)

Robert H. Campbell	$50,000.00	$33,333.33	$61,000.00	—

Isaiah Harris, Jr.	$25,000.00	$10,000.00	—	—

Jane E. Henney, M.D.	$50,000.00	$20,000.00	$61,000.00	—

Peter N. Larson	$50,000.00	$25,000.00	$61,000.00	—

Roman Martinez, IV	$25,000.00	$10,000.00	—	—

Louis W. Sullivan, M.D.	$50,000.00	$20,000.00	$61,000.00	—

Harold A. Wagner	$50,000.00	$25,000.00	$61,000.00	—

Carol Cox Wait	$50,000.00	$20,417.00	$61,000.00	—

Donna F. Zarcone	$45,833.33	$18,333.34	$61,000.00	4,500

William D. Zollars	$45,833.33	$18,333.34	$61,000.00	4,500

Compensation elections. In addition to the $25,000 annual Board retainer paid in CIGNA common stock equivalents, Directors may elect to receive some or all of their cash compensation in:

•	common stock equivalents; or

•	deferred cash compensation credited with the same rates of return earned on employee contributions to certain funds offered by the CIGNA 401(k) Plan.
Hypothetical dividends. Hypothetical dividends were paid on common stock equivalents and restricted common stock equivalents and could be reinvested in common stock equivalents or invested in the hypothetical investments available for deferred cash compensation.
Restricted common stock and common stock equivalents. Any non-employee Director who was not an officer or employee of CIGNA or any of its subsidiaries in the preceding 10 years was entitled to a one-time grant of 4,500 shares of restricted common stock or, for Directors beginning after October 1, 2004, 4,500 restricted common stock equivalents under the Restricted Stock/ Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation. A Director who receives restricted stock under this plan can collect dividends and vote the shares. A Director who receives restricted stock equivalents receives dividend equivalents. Restricted common stock and restricted common stock equivalents do not vest until the later of:

•	six months from the date of grant; or

•	the end of service due to death, disability, a change of control, retirement at or after age 72, or retirement between ages 65 and 72 with the consent of a majority of the other members of the Board.
Restricted common stock and restricted common stock equivalents are forfeited if a Director’s service ends for any other reason.
In conjunction with its approval of the updated Non-Employee Director Compensation Program, effective January 1, 2006, the Board of Directors also approved an Amended and Restated Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation. The provisions of the Amended and Restated Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation are discussed on page 23.

Basic life insurance coverage. Each Director was provided basic life insurance coverage in the amount of $150,000.
Travel accident coverage. Each Director was provided $450,000 of coverage.
Financial planning. Each Director could use the financial planning services available to CIGNA Executive Officers.
Matching gifts. Directors could participate in the matching charitable gift program available to CIGNA employees, under which up to $5,000 annually may be matched.
Insurance. Each Director could purchase or participate in, on an after-tax basis, life insurance, medical/dental care programs, long-term care, and property/casualty personal lines, and various other insurance programs available to CIGNA employees.
2006 Non-Employee Director Compensation
On December 8, 2005, following extensive review by the Corporate Governance Committee with input from the Board and advice from the Committee’s consultant, Mercer Human Resources Consulting, the Board voted to approve an updated Non-Employee Directors Compensation Program that applies to Non-Employee Directors effective January 1, 2006. The updated Program is described here:

			Payment or
			Award
Position	Annual Amount	Additional Information	Frequency

Board Member Retainer	$75,000 in cash		Quarterly

	$150,000 in deferred stock units	Each unit represents the value of one share of CIGNA Corporation common stock and constitutes the right to a future cash payment equal to:	Quarterly

(a) the fair market value of one share at payout; and

		(b) the accumulated amount of dividends paid on each share of CIGNA common stock from the date of award of the deferred stock units until the date of payment (i.e., hypothetical dividends).	Paid in cash on the earlier of the third anniversary of the award or upon separation from service.

Non-Chair Committee Member Retainer	$10,000	Members of the Executive Committee do not receive this retainer.	Quarterly

Committee Chair Retainer	$15,000	The Chair of the Executive Committee does not receive this retainer.	Quarterly

Deferred compensation elections. Directors may elect to defer some or all of their compensation under the Deferred Compensation Plan for Directors of CIGNA Corporation.
Basic life insurance coverage. Each Director is provided coverage in the amount of the annual board retainer.
Travel accident coverage. Each Director is provided coverage in the amount of three times the annual board retainer.
Financial planning. Directors may use the financial planning services available to CIGNA executives.

Matching gifts. Directors may participate in the matching charitable gift program available to CIGNA employees, under which up to $5,000 annually may be matched.
Insurance. Directors may purchase or participate in, on an after-tax basis, life insurance, medical/dental care programs, long-term care, property/casualty personal lines and various other insurance programs available to CIGNA employees.
Post-termination benefits. Directors serving on January 1, 2006 are eligible, upon termination with at least nine years of Board service, to continue to participate in medical/dental care programs on an after-tax basis for two years and financial planning services (up to $5,000) for one year following separation of service from the Board. These directors are also provided $10,000 basic life insurance coverage for life. Previously, Directors who retired generally were eligible to use financial planning services for five years, to participate for life in medical/dental care programs on an after-tax basis and were provided $10,000 basic life insurance coverage for life. All directors may, at their own expense and if otherwise eligible, also continue life insurance, long-term care insurance and property/casualty personal lines insurance pursuant to the terms of the applicable policies.
Amended and Restated Restricted Stock/ Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation
In conjunction with its approval of the updated Non-Employee Director Compensation Program, the Board of Directors also approved an Amended and Restated Restricted Stock/ Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation. The amendments modify the vesting period of grants of restricted common stock and restricted common stock equivalents. Restricted shares vest on the later of (1) six months after the date of grant; or (2) the earlier of nine years of service on the Board or termination of service for certain reasons such as retirement, death, disability, or change of control. Restricted share equivalents vest on the later of (1) six months after the date of grant; or (2) the earliest of nine years of service on the Board, attainment of age 65, change of control, or death or disability of the director. Payout of vested restricted share equivalents occurs at termination of service. No grants will be made under the Restricted Stock/ Stock Equivalent Plan on or after January 17, 2006 except to eligible directors whose service as a member of the Board started before January 1, 2006.
Information About Item 2: Ratification of Appointment of Independent Auditors
The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006. As a matter of good corporate practice, the Board wants shareholders to ratify this appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider it.
PricewaterhouseCoopers LLP has served as independent auditors for CIGNA and its subsidiaries since 1983, and performed the same role for Connecticut General Corporation, a predecessor company of CIGNA, and its subsidiaries since 1967. A representative from PricewaterhouseCoopers LLP will attend the Annual Meeting, may make a statement, and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

Policy for the Pre-Approval of Audit and Non-Audit Services
The Audit Committee pre-approves all audit services provided by the Company’s accounting firms and all non-audit services provided by the Company’s principal independent auditors. Specifically:

•	The full Audit Committee approves all audit, review and attest services and their related fees.

•	At the first Audit Committee meeting of each calendar year, the General Auditor presents to the full Audit Committee a schedule, accompanied by detailed documentation, listing all permissible non-audit services expected to be performed by the Company’s principal independent auditors during the calendar year. The Audit Committee reviews the schedule and documentation, and pre-approves the non-audit services it deems appropriate. For additional permissible non-audit services that arise during the calendar year, the General Auditor presents an updated schedule reflecting the additional services for review and consideration for pre-approval by the Audit Committee.

•	The policy permits the pre-approval of additional permissible non-audit services by the Audit Committee Chairman and/or another Audit Committee member designated by the Chairman if the full Audit Committee is unavailable to review and approve these additional services. The Chairman or his or her designee reports to the full Audit Committee any additional services approved in this manner at its next regularly scheduled meeting.

•	The General Auditor reports to the Audit Committee at least quarterly on fees incurred for non-audit services performed.
Fees to Independent Auditors
Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for 2005 and 2004 were as follows:
Fees

	2005	2004

Audit Fees	$7,885,000	$8,403,000
Audit-Related Fees	1,430,000	2,177,000
Tax Fees	79,000	125,000
All Other Fees	7,000	1,431,000

Total	$9,401,000	$12,136,000

•	Audit fees include the audit of annual financial statements, reviews of quarterly financial statements and statutory audits, and fees for attestation of management’s assertions concerning the effectiveness of internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.

•	Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under “Audit Fees.” Audit-related fees in 2005 and 2004 included employee benefit plan audits; internal control reviews (e.g., Statement on Auditing Standards No. 70 reports); consultation concerning financial accounting and reporting standards; and, for 2004, financial statement audits in connection with a divestiture.

•	Tax fees include tax recovery services and tax consulting.

•	All other fees include professional services rendered by PricewaterhouseCoopers LLP not reported in any other category. All other fees in 2005 and 2004 included pre-approved business process advisory and consulting services and, in 2004, regulatory compliance advisory services.

Audit Committee Report
CIGNA has maintained an independent Audit Committee for many years. It operates under a written charter (Appendix A of this proxy statement) adopted by the Board of Directors. A summary description of the duties and powers of the Audit Committee is set forth at page 14 of this proxy statement.
All of the members of the Audit Committee are independent (as defined in the listing standards of the New York Stock Exchange and applicable federal regulations).
CIGNA’s management has primary responsibility for preparing CIGNA’s financial statements and establishing financial reporting systems and internal controls. Management also is responsible for reporting on the effectiveness of CIGNA’s internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of CIGNA’s consolidated financial statements and issuing a report on these financial statements. The independent auditors also are responsible for issuing an attestation report on management’s assessment of the effectiveness of CIGNA’s internal controls over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include oversight of these processes. As part of its oversight responsibilities, the Audit Committee meets with CIGNA’s General Auditor, Chief Accounting Officer and independent auditors, with and without management present, to discuss the adequacy and effectiveness of CIGNA’s internal controls and the quality of the financial reporting process.
In this context, before CIGNA filed its Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission, the Audit Committee:

•	Reviewed and discussed with company management the audited financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the financial condition and results of operations of CIGNA.

•	Reviewed and discussed with company management and with the independent auditors the effectiveness of CIGNA’s internal controls over financial reporting as well as management’s report and the auditors’ attestation on the subject.

•	Discussed with PricewaterhouseCoopers LLP, CIGNA’s independent auditors, matters related to the conduct of their audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of CIGNA’s financial condition and results of operations, including critical accounting estimates and judgments.

•	Received the communications from PricewaterhouseCoopers LLP that are required disclosing all relationships that in the auditors’ professional judgment may reasonably be thought to bear on their independence and to confirm their independence. Based on these communications, the Audit Committee discussed with PricewaterhouseCoopers LLP its independence from CIGNA.

•	Discussed with each of CIGNA’s Chief Executive Officer and Chief Financial Officer his required certifications contained in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2005.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Audit Committee:

Robert H. Campbell, Chairman
Jane E. Henney, M.D.
Peter N. Larson
Roman Martinez IV
Carol Cox Wait
Donna F. Zarcone

Board Compensation Committee Report on Executive Compensation
The People Resources Committee of CIGNA’s Board of Directors is responsible for establishing and reviewing the compensation and benefit policies and programs for CIGNA’s executive officers. These and other functions the Committee performs are more fully described on page 14. To help it perform its responsibilities, the Committee has engaged Mercer Human Resource Consulting, an independent executive compensation consulting firm, which is directly accountable to the Committee.
In the opinion of the Board, all members of the Committee meet the independence requirements of the New York Stock Exchange, are “non-employee directors” pursuant to Securities and Exchange Commission Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.
Compensation Philosophy
The Committee’s compensation philosophy reflects CIGNA’s desire to strengthen its financial position and to invest in its people so as to advance CIGNA in the competitive marketplace and increase shareholder value. In line with these objectives, each variable compensation component is designed to provide a specific reward linked to individual and organizational performance and to play a role in providing executives with the opportunity to receive total rewards that exceed competitive practices in the marketplace when superior results are delivered. This philosophy balances both CIGNA’s and executives’ needs and is designed to enable CIGNA to attract, develop, focus and engage the right executives with the right skills, behaviors and attributes; to achieve CIGNA’s strategic objectives; to ensure that executives’ interests are aligned with shareholders; and to instill in executives a focus on maximizing shareholder value.
The Committee’s philosophy about performance management is aligned with its compensation philosophy. CIGNA requires that all executives and employees establish rigorous, annual goals to ensure that their individual objectives are aligned with the Corporation’s short and long-term business objectives. Performance throughout the enterprise, including the performance of senior executives, is appraised by appropriate management (the Committee appraises the CEO) and a normal distribution is applied so that total compensation, including equity based awards and other long-term incentive opportunity, is highly differentiated based on individual performance. Those making the strongest contributions to the success of the enterprise and to the increase in shareholder value receive the highest total compensation.
Components of Executive Compensation
The primary components of CIGNA’s executive compensation program are base salary, annual bonus and long-term incentives. In general, the target for each executive’s total compensation is the 50th percentile of the competitive marketplace, although some variability occurs depending on such factors as experience in the role and tenure. As a result, the total compensation opportunity for CIGNA executives mirrors opportunities for executives with comparable roles, experience and expectations at companies in our industry of comparable size (based on revenue) and complexity that compete for the same customers and require the same executive talent for success. This competitor group includes most of the companies in the S&P Insurance/ Managed Care Indexes shown in the performance graph on page 36. The competitor group for CIGNA’s most senior executives includes major health care companies.
The total compensation package is designed to align executive compensation with performance and to attract and retain the right executives at the right cost so that CIGNA can be competitive within our industry. The mix of compensation for CIGNA’s executives puts a significant portion of total pay at risk through annual bonus and long-term incentive compensation. CIGNA uses these variable pay components to differentiate recognition for individual contributions to the organization.
Base salary levels are determined based on market data as well as individual performance, contributions and results, and demonstrated skills, behaviors and attributes.

Total compensation opportunities are intended to be aligned with performance, allowing executives to earn above the 50th percentile but only for performance which exceeds our target objectives or the results of our competitors. For example, when organizational performance meets target objectives or the results of our competitors, CIGNA’s total pay levels (base salary, annual bonus, and long-term incentives) are at the 50th percentile of our competitors. If CIGNA outperforms the target objectives or the competitors, the total pay could be above the 50th percentile. However, when CIGNA underperforms the target objectives or the competitors, an executive’s total pay is expected to be below that of the 50th percentile. As a result, the compensation package for CIGNA executives is significantly linked to the value they return to CIGNA and its shareholders.
The Committee regularly reviews CIGNA’s compensation programs against the company’s strategic goals as well as industry practices and emerging trends. The Committee retains the flexibility to modify the programs to address changes in the competitive landscape where circumstances dictate.
Variable Compensation Components
Executive officers who may be covered under Section 162(m) of the Internal Revenue Code are eligible to earn annual bonus awards under the shareholder-approved CIGNA Executive Incentive Plan. This Plan is designed to motivate the executive officers with competitive awards based upon achievement of objective performance goals.
Annual bonus awards recognize contributions to annual business results as measured against competitors and against CIGNA’s operational plans. For 2005, the Committee assessed corporate-wide, business unit and individual performance in relation to earnings, health care membership goals and cost management. An executive’s actual bonus may range from 0 to 200% of the target bonus based on performance.
Annual bonuses for 2006 will be measured against earnings, achieving certain health care membership goals, expense management and execution of our consumerism strategy.
A mix of 50% options and 50% Strategic Performance Units constitutes the long-term incentive portion of executive compensation except that in 2006 the CEO’s long-term incentive mix is 35% options and 65% Strategic Performance Units. The long-term incentives CIGNA has offered its executives at various times in recent years have also included restricted stock (including performance-accelerated restricted stock) and deferred performance-accelerated restricted stock units. In making long-term incentive awards in 2005 and 2006, the Committee intended to focus CIGNA executives on competitively superior long-term results and to align executives’ interests with shareholder interests, to ensure that executives have incentive opportunities comparable to their counterparts at CIGNA’s competitors, and to motivate key executives to remain with the company.
The Committee selected three-year annualized total shareholder return weighted equally with a cumulative adjusted income or adjusted revenue measure as the performance metrics for the 2006 to 2008 performance period for Strategic Performance Units for the executive officers who may be subject to Section 162(m). These were the same metrics as for the 2005 to 2007 performance period.
Value of Total Compensation
The chart below gives the salary and bonus for 2005, the target value of the Strategic Performance Units granted in 2006, the grant date present value of options awarded in 2006 and the total of amounts disclosed in the “Other” and “Other Annual Compensation” columns of the Summary Compensation Table for each of the named executive officers:

				Long-Term Incentive
	Cash Compensation			Awards

				Strategic
				Performance	Stock
	Salary	Bonus	Other[1]	Units[2]	Options[3]	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)

H. Edward Hanway	1,055,000	3,000,000	68,900	7,125,000	2,815,400	14,064,300
Chairman and Chief Executive Officer
Michael W. Bell	540,000	900,000	8,400	1,600,100	1,166,600	4,215,100
Executive Vice President & Chief Financial Officer
David M. Cordani	444,200	700,000	8,400	1,250,300	911,500	3,314,400
President, CIGNA Health Care
Judith E. Soltz[4]	481,800	600,000	8,100	–0–	–0–	1,089,900
Executive Vice President and General Counsel
John M. Murabito	510,000	503,000	8,400	550,100	401,200	1,972,700
Executive Vice President, Human Resources and Services

1    The “Other” column is the total of the amounts shown in the “Other Annual Compensation” and “All Other Compensation” columns of the Summary Compensation Table on page 31.
2    Amounts shown are the target value ($75 per unit) of Strategic Performance Units granted in February 2006 for the 2006 to 2008 performance period.
3    Amounts shown are the Black-Scholes value of the options granted in February 2006.
4    Because Ms. Soltz is retiring on June 30, 2006, she was not granted Strategic Performance Units or Stock Options in 2006.
Stock Ownership Guidelines
The Committee expects all CIGNA executives to demonstrate confidence in the company’s future, and to be personally affected by increases and decreases in the value of CIGNA stock, by sustained ownership of a substantial amount of CIGNA stock. The Committee expects the named executive officers to own stock valued at between three and five times their base salaries, depending on their level. The Committee reviews stock ownership levels annually.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1,000,000 paid to the chief executive officer and to any of the four other most highly compensated executive officers. Qualified performance-based compensation is not subject to the deduction limit if certain requirements are met.
The Committee considers the tax treatment to CIGNA in its review and establishment of compensation programs and payments and has structured its compensation programs to take into account Section 162(m). The deductibility of some types of compensation can depend on the timing of vesting or payment of an executive’s previously granted rights, including amounts relating to services before becoming an executive officer. For these reasons and because the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward executive talent necessary to further CIGNA’s success as well as shareholder value while also aligning compensation to performance, the Committee has determined that the loss of a tax deduction may be unavoidable or necessary in some cases. For 2005, only an insignificant portion of compensation paid to the CEO and one of the other four most highly compensated executive officers is not deductible. The Committee will continue to carefully consider the net cost and value to CIGNA and its shareholders of its compensation policies.
Chief Executive Officer Compensation for 2005
Approximately 90% of Mr. Hanway’s total compensation opportunity is variable, at risk, compensation that is tied to competitive and absolute corporate business results. Approximately one-third of his total compensation opportunity is based on annual competitive and absolute business performance; over two-thirds is dependent upon long-term competitive results. Mr. Hanway’s total compensation opportunity as well as his base salary and variable compensation components are consistent with the compensation opportunity for CEOs of our competitor group.
The Committee assessed the total value of the compensation received by the CEO, and considered several factors in assessing the performance of CIGNA and Mr. Hanway for 2005, including:

•	levels of operating earnings in HealthCare, Group Disability and Life and International businesses; stability of medical membership; progress on implementing health care strategy;

•	absolute and competitive profitability of each business unit;

•	growth in revenue from profitable products/services;

•	acquisition and development of key talent;

•	progress on expense management;

•	specific measures that vary by business activity, such as profit margin;

•	strength of controls and enterprise risk management; and

•	competitive total shareholder return.
The Committee assessed Mr. Hanway’s performance against these measures in 2005 as follows:

•	Enterprise operating earnings exceeded expectations.

•	He successfully stabilized medical membership after January, which was critical to our continued progress in implementing our strategy. Regional membership grew approximately 5% post-January, reflecting improved retention and sales, and we improved national accounts retention.

•	He continued to achieve strong medical cost results and made good progress on initiatives to reduce medical unit costs, including facility and provider contracting.

•	He extended the reach and capabilities of our networks and improved our cost competitiveness by undertaking strategic alliances and strategic acquisitions, in support of the strategy.

•	He maintained competitive service levels.

•	He drove our health care strategic focus on consumerism. He enhanced existing medical and specialty products and developed new products, significantly enhancing our consumer-directed offerings and expanding the breadth of our disease management programs.

•	He profitably grew the Group Disability and Life and International businesses, which produced strong absolute and competitive earnings, and made additional progress in implementing growth strategies for these businesses.

•	He improved our overall talent base, especially in sales and marketing and in our management team, through hiring, development and retention. He continued to drive a cultural change to a high performance company that is focused on our control environment, risk management and total shareholder return.
As a result of this assessment, the Committee arrived at the following decisions regarding Mr. Hanway’s 2005 and 2006 variable compensation.

     2005 Annual Bonus
CIGNA exceeded the objective financial performance goals established for 2005 under the CIGNA Executive Incentive Plan. Specific issues that the Committee considered in determining the award amount included the factors described above under Variable Compensation Components.
     Long-term Incentives
Unit-based Incentives. The Committee approved total estimated payments of $137.49 per unit for unit-based long-term incentive compensation. This amount reflects CIGNA’s performance over the period from 2003 to 2005 compared to the peer group and includes approximately $20.83 per unit to reflect the Committee’s decision to offset the impact of post 2002 accounting charges attributable to the run-off reinsurance operations, which have been inactive since 2000. This decision was intended to retain executives key to achieving future earnings per share goals and restoring investor confidence in the face of the company’s turnaround efforts. In 2005, as shown on page 33, the Committee granted Mr. Hanway 75,000 Strategic Performance Units for the 2005 to 2007 performance period. In 2006, the Committee granted Mr. Hanway 95,000 Strategic Performance Units for the 2006 to 2008 performance period, which reflects the Committee’s decision to increase from 50% to 65% the portion of his long-term incentive compensation granted in Units.
Stock Options. In 2005, as shown on page 32, Mr. Hanway received an option to purchase 136,430 shares with a term of ten years and vesting periods from one to three years to provide a competitive compensation opportunity relative to CEO compensation at our comparator group companies and to link his future compensation opportunity to the creation of additional shareholder value. In 2006, Mr. Hanway received an option to purchase 64,000 shares, with similar terms. His 2006 grant compared to his 2005 grant primarily reflects the Committee’s decision to reduce from 50% to 35% the portion of Mr. Hanway’s long-term incentive compensation granted in options and the increase in the stock price.
Mr. Hanway’s 2005 long-term incentives were above the median target to incent his performance and his 2006 long-term incentives approximate the median target.
People Resources Committee:

Harold A. Wagner, Chairman
Isaiah Harris, Jr.
Louis W. Sullivan, M.D.
William D. Zollars

Executive Compensation

What follows is information about how CIGNA compensates its Chief Executive Officer and those who at the end of 2005 were the four most highly compensated executive officers other than the CEO. Together these individuals are called the “named executive officers.”
Summary Compensation Table
This table shows certain information regarding compensation awarded to each of the named executive officers in the past three years. Other tables in this proxy statement, such as the options grants table on page 32 and the long-term incentive plan awards table on page 33, provide more detail about specific types of compensation.

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other	Restricted	Securities		All Other
				Annual	Stock	Underlying	LTIP	Compen-
		Salary	Bonus	Compensation[2]	Award(s)[4]	Options	Payouts[5]	sation[6]
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

H. Edward Hanway	2005	1,055,000	3,000,000	60,800	–0–	136,430	8,249,400	8,100
Chairman and	2004	1,030,000	2,600,000	—	–0–	366,333	7,980,000	8,700
Chief Executive Officer	2003	1,030,000	2,100,000	52,400	5,425,000	250,000	6,207,100	36,600
Michael W. Bell	2005	540,000	900,000	—		36,365	1,833,400	8,400
Executive Vice President	2004	517,000	800,000	—	–0–	88,383	1,773,600	8,700
& Chief Financial Officer	2003	473,100	845,000	—	1,230,000	37,800	1,596,000	34,000
David M. Cordani[1]	2005	444,200	700,000	—	–0–	12,730	628,600	8,400
President,	2004	—	—	—	—	—	—	—
CIGNA Health Care	2003	—	—	—	—	—	—	—
Judith E. Soltz[1]	2005	481,800	600,000	—	–0–	18,185	1,054,600	8,100
Executive Vice President	2004	459,000	600,000	—	–0–	46,599	931,000	6,500
and General Counsel	2003	441,300	600,000	—	656,000	25,600	842,600	24,600
John M. Murabito	2005	510,000	503,000	—	–0–	13,640	824,900	8,400
Executive Vice President,	2004	500,000	450,000	10,000[3]	–0–	27,750	798,000	–0–
Human Resources and Services	2003	192,000	500,000	23,700[3]	394,000	35,000	798,000	–0–

1    Mr. Cordani became an executive officer of CIGNA in 2005. Ms. Soltz will retire from CIGNA on June 30, 2006.
2    This column includes both perquisites, described in this note, and the benefits detailed in note 3. Perquisites are shown at incremental cost, which is the amount that CIGNA spent solely because of the executive officer’s personal use or benefit. The amount in 2005 for Mr. Hanway consists of $43,600 for benefits under CIGNA’s Financial Services Program (covering financial planning, tax preparation, and legal services related to financial and estate planning), $11,100 for installation and monitoring of a security system, $3,400 for use of the corporate aircraft, $1,700 for use of a car and driver, and $1,000 principally for fees related to an annual medical examination and memberships in the international travel health program. The amount in 2003 consists of $48,000 for benefits under CIGNA’s Financial Services Program, $2,000 for use of a car and driver, $1,500 principally for fees related to an annual medical examination and memberships in the international travel health program, and $900 for monitoring of a security system.
3    Represents tax reimbursements paid in connection with relocation under CIGNA’s relocation policy.
4    The following named executive officers held the following aggregate shares of restricted stock, restricted stock units and deferred restricted stock units, with the following values, at December 31, 2005: Mr. Hanway, 124,445 shares valued at $13,959,000; Mr. Bell, 28,225 shares at $3,166,000; Mr. Cordani, 8,112 shares at $909,900; Ms. Soltz, 15,060 shares at $1,689,300; and Mr. Murabito, 15,025 shares at $1,685,400.
5    Estimated long-term incentive payouts for the three-year period ending December 31, 2005. The actual payouts will be determined by the People Resources Committee in April 2006 and paid thereafter. In August 2003, to help achieve CIGNA’s retention goals during the turnaround of CIGNA’s health care operations, the Committee approved an arrangement by which recipients of SPUs payable in 2004 through 2006 would receive amounts to offset the impact on the payout of post-2002 accounting charges attributable to the run-off reinsurance operations. These operations have been inactive since 2000.
6    The amounts shown in column (i) consist of CIGNA’s contributions under its 401(k) plan.

Option Grants in Fiscal Year 2005
The following table provides additional information about the stock options granted in 2005 to the named executive officers. Those stock options are shown in column (g) of the Summary Compensation Table on page 31. CIGNA did not grant stock appreciation rights in 2005.

					Grant Date
Individual Grants					Value

(a)	(b)	(c)	(d)	(e)	(f)
		% of
		Total
	Number of	Options
	Securities	Granted	Exercise		Grant
	Underlying	to	or Base		Date
	Options	Employees	Price	Expiration	Present
Name	Granted(#)[1]	in 2005	($/Sh)	Date	Value($)[2]

H. Edward Hanway	136,430	16.35	89.42	02/24/2015	4,625,000
Michael W. Bell	36,365	4.36	89.42	02/24/2015	1,232,800
David M. Cordani	12,730	1.53	89.42	02/24/2015	431,500
Judith E. Soltz	18,185	2.18	89.42	02/24/2015	616,500
John M. Murabito	13,640	1.64	89.42	02/24/2015	462,400

1    These options become exercisable in three equal annual installments beginning on the first anniversary of their grant date. Options granted in 1995 or later, and gains realized upon exercise of those options for certain periods, may be forfeited by the named executive officers if, following termination of employment with CIGNA, they engage in activities harmful to or in competition with CIGNA.
2    These amounts were calculated using the Black-Scholes option pricing model, adapted for use in valuing employee stock options. The assumptions used in the model were: an expected option life of 5.25 years; a dividend yield of 0.1%; a price volatility of CIGNA common stock of 35.0%; and an annualized risk-free interest rate of 3.9%. The calculation under this table does not include a discount rate for forfeiture for these individual grants. (CIGNA did include a discount rate for forfeiture in determining stock option values in the “Plan Benefits” table in its 2005 Proxy Statement.) The actual value, if any, an executive may realize on options will depend on the excess of the stock price on the date the option is exercised over the exercise price. Executives will not necessarily realize the estimated value that the Black-Scholes model generates. CIGNA believes that no model can accurately predict the future price of CIGNA common stock or assign an accurate present value to stock options.
Aggregate Option Exercises in Fiscal Year 2005 and 2005 Fiscal Year-End Option Values
This table provides information about options exercised by the named executive officers during 2005, and about the unexercised stock options they held at the end of 2005. The named executive officers did not exercise or hold any stock appreciation rights during 2005.

(a)		(c)			(e)
			(d)
	(b)
	Number of		Number of Securities		Value of Unexercised
	Securities		Underlying Unexercised		In-the-Money Options at
	Underlying		Options at 2005 Year-End(#)		2005 Year-End($)
	Exercised	Value
Name	Options(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

H. Edward Hanway	374,074	16,447,500	804,329	340,263	13,086,500	15,794,500
Michael W. Bell	3,807	80,300	130,625	89,165	4,468,100	3,993,000
David M. Cordani	16,210	646,100	25,593	32,273	601,500	1,524,300
Judith E. Soltz	2,298	33,600	99,142	46,843	2,914,800	2,154,900
John M. Murabito	–0–	–0–	37,208	39,182	2,360,200	1,884,000

Long-Term Incentive Plan Awards in Fiscal Year 2005
This table provides information about long-term incentive awards granted in 2005 to the named executive officers.

			Estimated Future Payouts Under
			Non-Stock Price Based Plans

				(f)
(a)	(b)	(c)
	Number	Period	(e)		(f)
	of	Until	Threshold		Maximum
Name	Units	Maturation	($)	Target($)	($)

H. Edward Hanway	75,000	3 years	*	5,625,000	15,000,000
Michael W. Bell	20,000	3 years	*	1,500,000	4,000,000
David M. Cordani	8,609	3 years	*	645,700	1,721,800
	943	2 years	*	70,700	188,600
	337	1 year	*	25,300	67,400
Judith E. Soltz	10,000	3 years	*	750,000	2,000,000
John M. Murabito	7,500	3 years	*	562,500	1,500,000

*    The discussion below explains the minimum amount payable under the CIGNA Long-Term Incentive Plan.
One form of long-term incentive that CIGNA provides to executive officers and other key employees is strategic performance unit awards, called “SPUs,” under the Long-term Incentive Plan. SPUs have a three-year performance period. The People Resources Committee sets performance metrics, payout formulas and a target value for the SPUs when they are awarded. For awards made in 2005 to executive officers, the Committee selected three-year annualized total shareholder return, weighted equally with a cumulative adjusted income or adjusted revenue measure, as the performance metrics. The target value is $75 per unit, and is to be paid in 2008 if CIGNA’s 2005-2007 performance is in the median range compared to a group of competitors that overall have business lines similar to CIGNA’s. The final dollar value of each unit may be from zero to $200. The Committee has discretion to reduce or eliminate the dollar value of SPUs that might otherwise have been paid under the Plan.
If within two years after a change of control of CIGNA an employee is terminated, or resigns because of certain adverse changes in employment conditions, that employee must be paid within 30 days for all SPU awards not yet valued and paid. The dollar value of each SPU would be the greatest of:
      •      the target value;
      •      the value for a unit paid in the preceding twelve-month period; or
      •      the average of the unit values for the last two unit payments.
No payment is made to an employee terminated after conviction of a felony involving fraud or dishonesty directed against CIGNA.
Pension Plan Information
Retirement benefits are payable under a qualified plan covering all U.S. employees and a supplemental plan that provides benefits not available to those employees under the qualified plan because of federal tax code limits. These plans are described together as the “CIGNA Pension Plan.”
Pension Plan Table
The CIGNA Pension Plan provides two methods of determining retirement benefits: Part A and Part B of the Plan. Mr. Hanway, Mr. Bell, Ms. Soltz, and certain other employees hired before January 1, 1989 participate in Part A of the Plan. This table shows annual retirement benefits under Part A (before the Social Security offset of 50% of an individual’s annual primary Social Security benefit) under a straight life annuity, computed assuming the recipient retires at age 65 after the years of service and with the covered earnings specified in the table.

	Years of Service

Remuneration	15	20	25	30

$600,000	$180,000	$240,000	$300,000	$360,000
1,000,000	300,000	400,000	500,000	600,000
1,400,000	420,000	560,000	700,000	840,000
1,800,000	540,000	720,000	900,000	1,080,000
2,200,000	660,000	880,000	1,100,000	1,320,000
2,600,000	780,000	1,040,000	1,300,000	1,560,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000
3,400,000	1,020,000	1,360,000	1,700,000	2,040,000
3,800,000	1,140,000	1,520,000	1,900,000	2,280,000
4,200,000	1,260,000	1,680,000	2,100,000	2,520,000
4,600,000	1,380,000	1,840,000	2,300,000	2,760,000
5,000,000	1,500,000	2,000,000	2,500,000	3,000,000
Under Part A, annual retirement benefits are based upon:

•	the employee’s earnings (generally, average annual earnings over the final 36 months of service or, if greater, the three consecutive calendar years with the highest earnings);

•	an annual accrual rate of 2%;

•	length of the employee’s credited service (up to a maximum of 30 years); and

•	the employee’s age at retirement (for retirement before age 65, benefits are lower than shown in the table.)
Part A qualified benefits are paid after age 55 or separation from service, whichever is later, in annuity form, and Part A supplemental benefits may be paid in a lump sum or in annuity form.
Messrs. Cordani and Murabito and other employees, including those hired on or after January 1, 1989, participate in Part B of the Pension Plan.
Pension benefits under Part B equal the sum of an employee’s accumulated annual benefit credits and quarterly interest credits. Annual benefit credits are based on age, years of credited service and earnings. Quarterly interest credits are based on U.S. Treasury bond rates.
The estimated annual pension benefits payable under Part B for Messrs. Cordani and Murabito at age 65 are $528,400 and $233,400, respectively. These estimates assume level compensation until retirement, annual interest credits of 5.5%, current plan formulas and regulatory environment, and payout under a straight life annuity. Part B benefits may be paid after separation from service in a lump sum or in an annuity form.
Covered earnings under both Part A and Part B include salary and bonuses, but not long-term incentive plan payouts or any other incentive awards. Salary and bonus information for the named executive officers is in columns (c) and (d) of the Summary Compensation Table on page 31.
As of January 1, 2006, the following named executive officers had the following years of credited service, relevant to Part A benefits: Mr. Hanway, 27 years; Mr. Bell, 21 years; and Ms. Soltz, 27 years.
For a three-year period following a change of control of CIGNA, the CIGNA Pension Plan cannot be terminated, or benefit accruals reduced. If Part A were to be terminated in the fourth or fifth year following a change of control, additional benefits would be provided to participants, including an immediate 10% increase to persons receiving benefits and an annual 3% increase in benefits beginning at age 65. In addition, participants in Part A and Part B who are terminated, other than for cause, within three years following a change of control would receive certain benefits. Participants in Part A would receive up to three years of additional service credit and a floor amount of final average earnings based on their level of earnings when a change of control occurred. Participants in Part B would receive a special benefit credit for the year of termination equal to a percentage of adjusted eligible earnings.
Termination of Employment
Executive level employees (including the named executive officers) who are terminated (other than as the result of conviction of a felony involving fraud or dishonesty directed against CIGNA) within two years after a change of control would receive (in addition to amounts already described in the Executive Compensation section of this Proxy Statement):

•	Payments, at the salary rate in effect at termination, for 156 weeks for senior executives (including the named executive officers) and 104 weeks for other executives; and

•	The higher of the bonus actually received for the preceding calendar year or the amount of the annual incentive bonus guideline applicable to the employee under the Corporation’s incentive bonus plan immediately before the change of control multiplied by three for senior executives (including the named executive officers) and by two for other executives.
If within two years after a change of control, any of the changes described in the next sentence affect an executive level employee, and he or she then resigns following written notification to CIGNA, the resignation will be treated as a termination after a change of control. The covered changes are any reduction in compensation; any material reduction in authority, duties or responsibilities; or a relocation of the executive’s office more than 35 miles from its location on the date of the change of control.
Severance benefits may be provided to executive level employees whose employment is terminated because of job elimination or any other reason. The amount of these benefits is subject to the discretion of the CEO (and, in the case of senior executives, the Committee). The following factors are typically considered in the exercise of such discretion: length of service; the executive’s total compensation target and the executive’s career plans following termination of employment with CIGNA.
Agreement
In connection with Ms. Soltz’ planned retirement on June 30, 2006, following 28 years of service to the Company, she entered into an agreement with CIGNA pursuant to which she made certain promises, covenants and waivers, including those relating to non-competition and non-solicitation. Pursuant to this agreement, Ms. Soltz will receive a retainer of $250,000 to remain available to provide, and for providing, legal counsel to the Corporation during 2006 following her retirement. Also, Ms. Soltz will receive $1,467,000 for the strategic performance units previously granted to her under CIGNA’s Long-term Incentive Plan, prorated based on the number of months that she was employed during each performance period; a bonus payment of $200,000 for services during 2006 prior to her retirement; and a cash payment for the 11,560 deferred stock units she was granted in 2003, valued at the average closing price of CIGNA common stock for the 30 day period ending on June 30, 2006. Ms. Soltz’ shares of restricted stock will vest upon her retirement, as will her stock options, which will expire at their original terms. She will receive a cash payment of $20,000 in lieu of continued participation in the Financial Services Program. Ms. Soltz participates in Part A of the CIGNA Pension Plan, which is described on page 33.

Performance Graph
The following graph, which covers the five-year period ending December 30, 2005, compares the cumulative total shareholder return (assuming reinvestment of dividends) on CIGNA’s common stock with the cumulative total shareholder return on:
(i) the Standard and Poor’s (S&P) 500 Index and
(ii) a weighted average of the S&P Managed Health Care and Life & Insurance Indexes.
Five Year Cumulative Total Shareholder Return*
December 29, 2000 — December 30, 2005

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05

CIGNA	$100	$71	$32	$46	$66	$90
S&P 500 Index	$100	$88	$69	$88	$98	$103
S&P Managed Health Care, Life & Health Ins. Indexes**	$100	$92	$89	$123	$181	$252

*	Assumes that the value of the investment in CIGNA common stock and each index was $100 on December 29, 2000 and that all dividends were reinvested.

**	Weighted average of S&P Managed Health Care (75%) and Life & Health Insurance (25%) Indexes.

37

Compliance with Section 16(a)
Beneficial Ownership Reporting Requirements
CIGNA’s Directors and executive officers are required to file reports of their holdings and transactions in CIGNA securities with the Securities and Exchange Commission. Based on our records and representations from our executive officers and Directors, we believe that all reports due in 2005 were filed as required, except: (1) Donna F. Zarcone inadvertently underreported her holdings by 23 shares due to a ministerial error by CIGNA; and (2) David M. Cordani inadvertently underreported his holdings by 63 shares. Ms. Zarcone promptly filed an amended Form 4 and Mr. Cordani promptly filed an amended Form 3 reporting the additional shares upon the errors being discovered.
Largest Security Holders
No shareholder filed a Schedule 13G indicating that it beneficially owned more than five percent (5%) of CIGNA’s common stock as of December 31, 2005.
2007 Annual Meeting
The 2007 Annual Meeting will be held Wednesday, April 25, 2007, at a time and location to be announced later. The Board may change this date if necessary.
Shareholder Proposals for Inclusion in Next Year’s Proxy Statement
CIGNA’s Corporate Secretary must receive a shareholder proposal by November 24, 2006, for the proposal to be eligible for inclusion in our proxy material for next year’s Annual Meeting.
Shareholder Proposals and Nominations for Presentation at Next Year’s Annual Meeting
Shareholders can present proposals not included in CIGNA’s proxy material from the floor of next year’s Annual Meeting only if the Corporate Secretary receives notice and certain information before January 25, 2007. Any shareholder who wishes to introduce a proposal should consult CIGNA’s by-laws and applicable proxy rules of the Securities and Exchange Commission.
Shareholders can nominate someone for the Board of Directors from the floor of next year’s Annual Meeting only if the Corporate Secretary receives notice before January 25, 2007. The notice must include certain information, specified in the by-laws, about you and your nominee(s). Each nominee must also provide the Corporate Secretary with written consent to serve if elected.
Please see page 13 for information on making suggestions on Board nominees to the Corporate Governance Committee.
CAROL J. WARD, Corporate Secretary

APPENDIX A
AUDIT COMMITTEE CHARTER (as approved by the Board January 25, 2006)
(also available at http://www.cigna.com/general/about/governance/auditoocommitteeoocharter.pdf)
Purpose
The Audit Committee shall represent and assist the Board in fulfilling its oversight responsibility regarding:

•	The qualifications, independence and performance of the Corporation’s Independent Auditors,

•	The adequacy of the Corporation’s internal controls and the integrity of the Corporation’s financial information reported to the public,

•	The performance of the Corporation’s internal audit function,

•	The appropriateness of the Corporation’s accounting policies, and

•	The Corporation’s compliance with legal and regulatory requirements.

•	The review and evaluation of enterprise risk issues.
The Audit Committee shall prepare the audit committee report for inclusion in the Corporation’s proxy statement.
Management is responsible for the Corporation’s internal controls and the financial reporting process. The Independent Auditors are responsible for performing an independent audit of the Corporation’s consolidated financial statements and issuing a report on these financial statements. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the Corporation’s internal controls, financial reporting and independent auditing processes as set forth in this charter. In connection with its responsibility, the Audit Committee may consider and rely upon reports and work from persons and organizations inside and outside of the Corporation when the Committee reasonably believes that the reports and work merit confidence.
Membership
The Audit Committee shall consist of a minimum of at least three members of the Board of Directors. Members of the Committee shall be appointed by the Board of Directors upon the recommendation of the Corporate Governance Committee and may be removed by the Board of Directors in its discretion. All members of the Committee shall satisfy all applicable independence requirements. Each member of the Committee shall be financially literate, as determined by the Board of Directors. In addition, at least one member of the Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with Securities and Exchange Commission rules.
The Audit Committee shall have the following authority and responsibilities:
Matters Pertaining to Independent Auditors
The Independent Auditors shall have sole accountability to the Audit Committee.
The Audit Committee shall appoint (subject to ratification by the Corporation’s shareholders), compensate, oversee the work of and remove, as appropriate, the Independent Auditors.
In connection with its oversight of the Independent Auditors, the Audit Committee shall:

•	Review and approve the terms of the engagement of the Independent Auditors, including the scope of their audit, proposed fees and personnel qualifications.

•	Approve in advance all audit and permissible non-audit services to be provided by the Independent Auditors. An audit service within the scope of the engagement approved by the Audit Committee shall be deemed to be approved in advance.

•	Develop and oversee policies and procedures for the engagement of the Independent Auditors to provide audit and permissible non-audit services.

•	Periodically review information from the Independent Auditors regarding the Independent Auditors’ qualifications, independence, and performance.

•	At least annually, consider the independence of the Independent Auditors, including whether their performance of permissible non-audit services is compatible with their independence, and (to assess the auditor’s independence) receive and review a report by the Independent Auditors describing any relationships between the Independent Auditors and the Corporation or any other relationships that may adversely affect the independence of the Independent Auditors.

•	Discuss information regarding their qualifications, independence and performance with the Independent Auditors; take appropriate action to determine such qualifications and independence and evaluate their performance.

•	Receive and review required communications from the Independent Auditors, including the Independent Auditors’ report concerning:

•	critical accounting policies and practices to be used,

•	all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditors, and

•	other material written communications between the Independent Auditors and management, such as any management letter or schedule of unadjusted differences.

•	Annually, receive and review the Independent Auditors’ report on:

•	the Independent Auditors’ internal quality-control procedures; and,

•	any material issues raised by the most recent internal quality-control review, or inspection report of, or proceeding against, the Independent Auditors, or by any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditors’ firm, and any steps taken to deal with any such issues.

•	Establish policies for hiring employees and former employees of the Independent Auditors.
Matters Pertaining to the General Auditor, Risk Assessment and Risk Management
The Audit Committee shall:

•	Review with the General Auditor the risk assessment process, results, and resulting Annual Audit Plan for the upcoming year, including adequacy of staffing and qualifications of the staff.

•	Review with the General Auditor quarterly changes to the Audit Plan, the results of Internal Audit activities, including Audit findings and Special investigations.

•	Review and discuss with management the Corporation’s enterprise risk management framework and process for identifying, assessing, and monitoring key business risks.

•	Review and discuss with management the Corporation’s major risk exposures and the steps that management has taken to address and monitor those exposures.

•	Report to the entire Board, at least annually, with respect to matters related to enterprise risks and risk management.

Matters Pertaining to Filings with Government Agencies
The Audit Committee shall:

•	Review with the Independent Auditors and management the Corporation’s Form 10-K, including the Corporation’s annual audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and determine whether to recommend for Board approval the inclusion of the financial statements in the Form 10-K for filing with the Securities and Exchange Commission.

•	Discuss with the Independent Auditors and management the Corporation’s quarterly financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Discuss with management and the independent auditors the procedures employed to ensure compliance with Sarbanes/ Oxley sections 302 and 404, including policies and procedures regarding adequacy of internal controls over financial reporting and disclosure controls.

•	Prepare and approve the Audit Committee report for the Corporation’s proxy statement.
Controls; Significant Accounting Policies
The Audit Committee shall:

•	Review with the Independent Auditors and management both Management’s Assessment and the Independent Auditors’ Annual Report on Management’s Assessment of the Corporation’s Internal Controls.

•	Review with management and the General Auditor the adequacy and effectiveness of the Corporation’s internal controls, financial controls, and of disclosure controls and procedures.

•	Review with management and the Independent Auditors the Corporation’s significant accounting policies. Review with the Independent Auditors any audit problems, differences or difficulties and management’s response.
Press Releases and Earnings Guidance
The Audit Committee shall:

•	Review with management and Independent Auditors the earnings press releases.

•	Periodically discuss with management and Independent Auditors policies regarding earnings releases, financial information and earnings guidance provided to analysts and rating agencies.
Compliance and Legal Matters
The Audit Committee shall:

•	review with the Corporation’s Compliance Officer the Corporation’s Compliance Program.

•	review with the Corporation’s General Counsel material litigation and other legal matters as appropriate.

•	establish and review procedures for:

•	receipt, retention and treatment of complaints regarding the Corporation’s accounting, internal accounting controls and auditing matters; and

•	the Corporation’s employees to submit confidentially and anonymously concerns regarding questionable accounting and auditing matters.

Other Matters
In order to carry out and effectuate its purpose, the Audit Committee shall, at least quarterly, meet separately with the Corporation’s:

•	Independent Auditors,

•	General Auditor,

•	Chief Accounting Officer, and

•	General Counsel.
In order to carry out its responsibilities, the Audit Committee shall also:

•	have the authority to engage independent counsel and advisers, and shall receive appropriate funding from the Corporation, as determined by the Committee, for payment of compensation to any such counsel and advisers.

•	have the authority to conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities.

•	receive appropriate funding from the Corporation for the payment of such ordinary administrative expenses as the Committee determines are necessary or appropriate for carrying out its duties.
The Audit Committee shall report regularly to the Board with respect to its activities.
Performance Evaluation and Charter Review
The Audit Committee shall annually:

•	evaluate and assess its performance.

•	reassess the adequacy of its charter and recommend any proposed changes to the Board for approval.

Travel Directions

FROM CENTER CITY PHILADELPHIA AND SOUTH JERSEY

Take I-76 West (Schuylkill Expressway) to I-476 (Blue Route) South towards Chester. Proceed on I-476 South to next exit, Exit 13 (US 30-St.Davids/Villanova). Bear right and follow signs for US 30 East (Lancaster Avenue). Continue with directions below for "Once on US 30 (Lancaster Avenue)..."

FROM PA TURNPIKE *(EAST OF VALLEY FORGE)* AND NORTH

Exit PA Turnpike at Exit 333 (MidCounty). Proceed through toll plaza, follow signs for I-476 South (Blue Route) towards Chester. Proceed on I-476 South for 8 miles, to Exit 13 (US 30-St. Davids/Villanova). Bear right and follow signs for US 30 East (Lancaster Avenue). Continue with directions below for "Once on US 30 (Lancaster Avenue)..."

FROM PHILADELPHIA INTERNATIONAL AIRPORT AND DELAWARE

From Airport follow signs for I-95 South. From Delaware take I-95 North. Proceed on I-95. Follow signs for I-476 North (Blue Route, near MacDade Boulevard exit). Travel on I-476 North for 14 miles to Exit 13 (US 30-St. Davids/Villanova). Bear right and follow signs for US 30 East (Lancaster Avenue). Continue with directions below for "Once on US 30 (Lancaster Avenue)..."

FROM KING OF PRUSSIA, VALLEY FORGE AND PA TURNPIKE *(WEST OF VALLEY FORGE)*

Exit PA Turnpike at Exit 326 (Valley Forge). Proceed through tolls onto I-76 East (Schuylkill Expressway). From King of Prussia area, take Route 202 to I-76 East (Schuylkill Expressway). Travel on I-76 East to Exit 331A. Follow signs for I-476 South (Chester). Proceed on I-476 South to Exit 13 (US 30-St. Davids/Villanova). Bear right and follow signs for US 30 East (Lancaster Avenue). Continue with directions below for "Once on US 30 (Lancaster Avenue)..."

ONCE ON US 30 *(LANCASTER AVENUE, FROM I-476)*

Follow Route 30 East to first traffic light. Turn right on to Route 320 South (Sproul Road). Continue on Route 320 South for approximately .7 miles to 1st traffic light (under underpass) and turn left on to Conestoga Road. Follow Conestoga Road approximately 2.1 miles to third traffic light/dead end. Yangming Restaurant will be on your left and 7-11 Mini-Mart will be straight ahead. Bear right on to County Line Road (the 7-11 will be on your right). Proceed on County Line Road approximately .3 miles to second traffic light. Turn right onto Bryn Mawr Avenue (before Wa Wa Mini Mart). Follow Bryn Mawr Avenue for approximately 150 yards to the main entrance of The American College on the right hand side. Turn into main entrance and follow the directional signs to the Gregg Conference Center.

BY TRAIN

There is a frequent SEPTA commuter service, on the R5, between Bryn Mawr and Center City Philadelphia (30th Street Station or Suburban Station). Travel time is approximately 20 minutes. The R5/Bryn Mawr Station is just under a mile from the Conference Center. The 100 Line is a trolley that connects in Philadelphia at 69th Street. It is 1 block from the Gregg Center. SEPTA Travel Information Center (215) 580-7800.

Montgomery Ave.
SEPTA R5 Local
Train Station
US 30
Lancaster Ave.
Merion Ave.
County Line Rd.
Old Lancaster Ave.
Glenbrook
Pennsylvania
Old Railroad Ave.
Haverford Road
SEPTA High Speed Line
Bryn Mawr Ave.
GREGG CONFERENCE CENTER
at The American College
Valley Forge Interchange (Exit 24)
PA Turnpike
I-276
I-476
I-76
Schuylkill Expressway
Lancaster Ave.
Montgomery Ave.
Gregg Conference Center
at The American College
NEWTOWN SQUARE
Bryn Mawr Ave.
West Chester Pk.
City Line Ave.
N
I-95
I-676
Philadelphia
MEDIA
CHESTER
PHILADELPHIA AIRPORT
Delaware River

CIGNA Corporation
Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192-1550
March 24, 2006

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
CIGNA Corporation Shareholders:
The Annual Meeting of Shareholders will be held on Wednesday, April 26, 2006 at 3:30 p.m. at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions to The Gregg Conference Center are at the end of the proxy statement.
At the meeting, we will ask the shareholders to:

1.	Elect two directors for terms expiring in April 2009 (Item 1 on the proxy card);

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006 (Item 2 on the proxy card); and

3.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
The Board of Directors recommends that you vote in favor of Items 1 and 2. These proposals are described in CIGNA’s 2006 Proxy Statement. CIGNA’s 2006 Proxy Statement and 2005 Annual Report to Shareholders are available online by going to www.cigna.com > Investor Relations > Most Recent Disclosures > Financial Literature. You may also contact CIGNA’s Shareholder Services Department at 215.761.3516 for a Proxy Statement and Annual Report.
CIGNA shareholders of record at the close of business on February 28, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof. Your vote is important, even if you do not own many shares. CIGNA encourages you to exercise your right to vote by any of the following means:

1.	By returning the completed, signed and dated proxy card in the enclosed envelope;

2.	By telephone in the United States using the telephone number found on your proxy card, or;

3.	Over the Internet at http://www.proxyvoting.com/ci
Sincerely,
H. EDWARD HANWAY
Chairman and Chief Executive Officer
By order of the Board of Directors
CAROL J. WARD, Corporate Secretary

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder and in the discretion of the proxies upon such other matters as may come before the meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS
01	H. Edward Hanway

02	Harold A. Wagner

FOR all nominees (except as marked to the contrary)	WITHHOLD for all Nominees
☐	☐
To withhold authority to vote for any individual nominee(s), write the nominee’s name(s) in the space provided below:

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.	☐	☐	☐

Mark here if you would like your voting instructions to be confidential pursuant to the procedures on confidential voting described in the Proxy Statement. Marking this box will not absolve you of any independent fiduciary or other legal obligation to report how you voted nor prevent the inspectors from disclosing your vote if required by law or if otherwise permitted by the procedures.
☐

Voting Instructions for positions held in the CIGNA 401(k) Plan and the IntraCorp 401(k) Performance Sharing Plan will be held confidential.

Dated:	, 2006

Signature

Signature if held jointly
Please sign exactly as your name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/ci		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

P
R
O
X
Y

Proxy/Voting Instruction Card
CIGNA CORPORATION
THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Christine A. Reuther, the Corporation’s Assistant Corporate Secretary, and Carol J. Ward, the Corporation’s Corporate Secretary, or either of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and vote all shares of the Corporation held of record by the undersigned on February 28, 2006 and all of the shares as to which the undersigned then had the right to give voting instruction to the record holder (trustees) under the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan at the Annual Meeting of Shareholders, to be held at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, PA 19010 on April 26, 2006, at 3:30 p.m. or at any adjournment thereof, on the matters set forth below:
     1. ELECTION OF DIRECTORS, Nominees for terms expiring April 2009: 01 H. Edward Hanway 02 Harold A. Wagner.
     2. Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.
     In their discretion, upon such other matters as may properly come before the meeting.
     You are encouraged to specify your choices by marking the appropriate selections (either on this card or electronically), but you need not specify any choices if you wish to vote in accordance with the Board of Directors’ recommendations, so long as you submit your proxy.
     If you use this card to vote, you must sign it on the reverse side in order for your vote to be counted.

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
CIGNA Corporation
Annual Meeting of Shareholders
April 26, 2006
3:30 p.m.
The Gregg Conference Center at
The American College
270 S. Bryn Mawr Avenue
Bryn Mawr, PA 19010